Contacts:
Thomas G. Zernick	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.399.5680	727.521.7085

BayFirst Discontinues Bolt SBA 7(a) Loan Program
ST. PETERSBURG, Florida – August 4, 2025 – BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or “Company”), parent company of BayFirst National Bank (“Bank”) today announced that as part of a comprehensive strategic review aimed at positioning the Company for long-term growth and enhanced shareholder value, the Bank has discontinued its Bolt loan program, effective immediately. The Bolt loan program was an SBA 7(a) loan designed to provide small balance loans to small businesses, typically used for working capital. The Company continues to explore a range of opportunities intended to increase emphasis on the Bank’s community banking activities in its Florida markets. The Company is also reviewing how it may strengthen its core SBA 7(a) offerings, improve its operations, and adapt to evolving local and financial market conditions.
“Earlier this year, Management and the Board began a comprehensive strategic review to reduce risk from unguaranteed SBA 7(a) loans and position the Company for long-term growth,” said Tom Zernick, Chief Executive Officer. “As part of this effort, we are discontinuing the Bank's Bolt loan program, our SBA 7(a) loan product which offered expedited working capital loans. Accordingly, we are announcing a reduction in force of 26 Bolt positions and 25 positions in other areas of the Bank, which will save $6 million in annual costs. Combined this represents 17% of our workforce. In connection with the changes in the Bolt business, BayFirst recorded charge-offs and fair value write-downs on high-risk SBA 7(a) loans during the second quarter of 2025. The Company expects to record a restructuring charge in the third quarter related to the exit of the Bolt loan program and will also seek offers to sell the Bolt loan balances and Bolt loan origination platform to an unaffiliated third party. To offset these impacts, the Board has suspended dividend payments, and Directors will forgo board fees. We remain committed to exploring strategic alternatives that best serve our shareholders, customers, and the communities we serve.
“Our Board of Directors and leadership team are committed to driving innovation and resilience as we move forward into the next phase of our development,” Zernick continued. “These efforts will allow us to focus our resources on building a premier community banking franchise and capitalizing on our strengths. With twelve banking centers throughout Tampa Bay, we have both the infrastructure and banking teams in place to efficiently grow and gain market share in our attractive Florida markets. We are confident that these efforts will better align the Company and our Bank with the demands of our rapidly changing banking landscape.”
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates twelve full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. The Bank was the 8th largest SBA 7(a) lender by number of units originated and 18th largest by dollar volume nationwide through the SBA's quarter ended June 30, 2025. As of June 30, 2025, BayFirst Financial Corp. had $1.34 billion in total assets.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, weather events, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.
Note: Transmitted on Globe Newswire on August 4, 2025 at 4:00 p.m. ET.